As filed with the United States Securities and Exchange
Commission under the Securities Act of 1933, as amended, on November 5, 2021
Registration No. 333-254502

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chain Bridge I
(Exact name of registrant as specified in its charter)
Cayman Islands	6770	98-1578955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 El Camino Real, Ground Suite
Burlingame, California 94010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Rolnick
Chief Executive Officer
100 El Camino Real, Ground Suite
Burlingame, California 94010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jocelyn M. Arel Daniel J. Espinoza Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000	Michael D. Maline Stephen P. Alicanti DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 335-4500
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒
   Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of a redeemable Warrant to acquire one Class A ordinary shares(2)	23,000,000 units	$10.00	$230,000,000	$21,321
Class A ordinary shares included as part of the Units(3)	23,000,000 shares	—	—	—(4)
Redeemable warrants to acquire one Class A ordinary share included as part of the Units(3)	11,500,000 warrants	—	—	—(4)
Total			$230,000,000	$21,321(5)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
Includes 3,000,000 Units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)
No fee pursuant to Rule 457(g).

(5)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This amendment is being filed solely to file a certain exhibit to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$21,321
FINRA expenses	58,679
Accounting fees and expenses	60,000
Printing and engraving expenses	40,000
Legal fees and expenses	350,000
Nasdaq listing and filing fees	75,000
Miscellaneous	45,000
Total	$650,000
Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On February 3, 2021, Chain Bridge Group, our sponsor, and CB Co-Investment LLC paid $25,000 or approximately $0.003 per share, to cover for certain offering costs in consideration for an aggregate of 8,625,000 of our Class B ordinary shares, par value $0.0001. Our sponsor purchased 7,195,714 of the Class B ordinary shares and CB Co-Investment LLC purchased 1,429,286 of the Class B ordinary shares. On April 9, 2021, CB Co-Investment LLC transferred 28,571 Class B ordinary shares to our sponsor at their original purchase price. On October 1, 2021, our sponsor forfeited 2,408,095 and CB Co-Investment forfeited 466,905 founder shares, in each case, for no consideration. As a result, our sponsor owns 4,816,190 Class B ordinary shares (up to 625,714 of which are subject to forfeiture if the over-allotment option is not exercised in full) and CB Co-Investment LLC owns 933,810 Class B ordinary shares (up to 124,286 of which are subject to forfeiture if the over-allotment option is not exercised in full). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor and CB Co-Investment are accredited investors for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor and CB Co-Investment are an accredited investor under Rule 501 of Regulation D. The sole business of Chain Bridge Group is to act as the company’s sponsor in connection with this offering.
Our sponsor and CB Co-Investment have committed, pursuant to written agreements, to purchase 9,500,000 private placement warrants (or 10,550,000 private placement warrants if the underwriters’ over- allotment option is exercised in full) at a purchase price of $9,500,000 (or $10,550,000 if the underwriters’ over‑allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. Among the private placement warrants, 7,875,000 warrants (or 8,775,000 warrants if the over-allotment option is exercised in full) will be purchased by our sponsor and/or its designees and 1,625,000 warrants (or 1,775,000 warrants if the over-allotment option is exercised in full) will be purchased by CB Co-Investment and/or its designees. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Franklin entered into a forward purchase agreement with us that provides for the purchase by Franklin of 4,000,000 Class A ordinary shares and 2,000,000 redeemable warrants, for an aggregate purchase price of $40,000,000, in a private placement to close substantially concurrently with the closing of our initial business combination. The obligations under the forward purchase agreement will not depend on whether any Class A ordinary shares are redeemed by our public shareholders. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by our public shareholders. Franklin’s obligations to purchase the forward purchase securities are conditioned on receiving a written summary of the material terms of, and other readily available information relating to, the business combination, including information about the target company in such business combination. Upon receiving such information, Franklin will determine, in its sole discretion, whether it wishes to consummate the purchase of the forward purchase securities pursuant to the forward purchase agreement. Subject to certain conditions set forth in the forward purchase agreement, Franklin may transfer the rights and obligations under the forward purchase agreement, in whole or in part, to third parties. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
The forward purchase shares will not have any redemption rights in connection with our initial business combination and will not be entitled to liquidating distributions from the trust account if we fail to complete our initial business combination within the prescribed time frame. The forward purchase shares, to the extent issued prior to the record date for a shareholder vote on our initial business combination or any other matter, will have the right to vote on such matter with all other holders of our outstanding Class A ordinary shares; provided that if we seek shareholder approval of a proposed initial business combination after Franklin has purchased the forward purchase securities, Franklin has agreed under the forward purchase agreement to vote any of our Class A ordinary shares owned by Franklin in favor of any proposed initial business combination. The forward purchase securities sold pursuant to the forward purchase agreement will be identical to the Class A ordinary shares and redeemable warrants included in the units being sold in this offering, respectively, except as described herein. In addition, the forward purchase securities will have certain registration rights, so long as such forward purchase securities are held by Franklin or the forward transferees.
The forward purchase securities sold pursuant to the forward purchase agreement will be identical to the Class A ordinary shares and redeemable warrants included in the units being sold in this offering, respectively, except as described herein. In addition, the forward purchase securities will have certain registration rights, so long as such forward purchase securities are held by Franklin or the forward transferees.
The capital from such private placement would be used as part of the consideration to the sellers in our initial business combination, and any excess capital from such private placement would be used for working capital in the post-transaction company.
No underwriting discounts or commissions were or will be paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
(a) The Exhibit Index is incorporated herein by reference.

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
1.2	Form of Business Combination Marketing Agreement.*
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Goodwin Procter LLP.*
5.2	Opinion of Campbells, Cayman Islands Legal Counsel to the Registrant.*
10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.2	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor, CB Co-Investment and the Holders signatory thereto.*
10.3	Form of Private Placement Warrant Purchase Agreement between the Registrant and the Sponsor.*
10.4	Form of Indemnification Agreement.*
10.5	Form of Administrative Services Agreement between the Registrant and the Sponsor.*
10.6	Promissory Note, dated as of February 1, 2021, issued to the Sponsor.*
10.7	Securities Subscription Agreement, dated February 3, 2021, between the Registrant and the Sponsor.*
10.8	Securities Subscription Agreement, dated February 3, 2021, between the Registrant and CB Co-Investment.*
10.9	Form of Letter Agreement between the Registrant, the Sponsor, CB Co-Investment and each director and officer of the Registrant.*
10.10	Amendment to Securities Subscription Agreement, dated April 9, 2021, between the Registrant and CB Co-Investment.*
10.11	Amendment No. 2 to Securities Subscription Agreement, dated October 1, 2021, between the Registrant and CB Co-Investment.*
10.12	Amendment No. 3 to Securities Subscription Agreement, dated November 1, 2021, between the Registrant and CB Co-Investment.*
10.13	Securities Assignment Agreement, dated April 9, 2021, between the Registrant and CB Co-Investment.*
10.14	Form of Promissory Note between the Registrant and CB Co-Investment.*
10.15	Forward Purchase Agreement, dated November 1, 2021, between the Registrant and Franklin.*
14	Form of Code of Business Conduct and Ethics.*
23.1	Consent of Frank, Rimerman + Co. LLP.**
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).*
23.3	Consent of Campbells (included in Exhibit 5.2).*
24.1	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).*
99.1	Form of Audit Committee Charter.*
99.2	Form of Compensation Committee Charter.*

Exhibit No.	Description
99.3	Consent of Michael Morell.*
99.4	Consent of Nathaniel Fick.*
99.5	Consent of Letitia Long.*

*
Previously filed.

**
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, and State of California, on the 5th day of November, 2021.
Chain Bridge I
By: /s/ Michael Rolnick Name: Michael Rolnick Title: Chief Executive Officer
By: /s/ Roger Lazarus Name: Roger Lazarus Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Christopher Darby Christopher Darby	Chairman of the Board	November 5, 2021
/s/ Michael Rolnick Michael Rolnick	Chief Executive Officer (Principal Executive Officer and the Registrant’s authorized signatory in the United States)	November 5, 2021
/s/ Roger Lazarus Roger Lazarus	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2021